Exhibit 99.1

SOUTHERN STAR CENTRAL CORP. LOGO

News Release

Southern Star Central Corp.

Date:

June 15, 2007

Contact:	Tim Meyer	Philip Rullman	Jim Harder
	Southern Star (Customer Service & Business Development)	Southern Star (Customer Service & Business Development	Southern Star (Customer Service & Business Development)
	(270) 852-4554 Tim.R.Meyer@sscgp.com	(270) 852-4440 Phil.A.Rullman@sscgp.com	(270) 852-4550 Jim.L.Harder@sscgp.com

Media Contact:	Rob Carlton	Gayle Hobbs
	Southern Star (Media Relations)	Southern Star (Media Relations)
	(270) 852-4500 Robert.W.Carlton@sscgp.com	(270) 852-4503 Gayle.B.Hobbs@sscgp.com

Southern Star Announces Non-Binding Open Season

for Highland Trails Pipeline Project

Owensboro, KY – Southern Star Central Gas Pipeline, Inc., as agent for Southern Star Central Corp., announced today that it is developing a new interstate natural gas pipeline project that will connect the developing Fayetteville Shale production basin in Central Arkansas to Kinder Morgan’s Rockies Express Pipeline, LLC (REX) in Audrain County, Missouri.  Southern Star’s Highland Trails Pipeline project is conducting a non-binding Open Season from June 15, 2007 to July 20, 2007 to solicit expressions of interest for Firm Transportation Service (FTS) for this project.   The Highland Trails Pipeline would provide access to Fayetteville Shale gas supplies, access to Rockies gas supplies, and access to other gas supply areas through interconnections with other pipeline systems, providing a north-south “header” system for transportation of these supplies to mid-continent, southern, southeastern, northeastern and eastern markets.

Southern Star invites parties interested in firm transportation capacity on Highland Trails Pipeline to submit non-binding bids between 8 a.m. CDST on Friday, June 15th, and 5 p.m. CDST on Friday, July 20th.

Southern Star will evaluate all service requests in response to this Open Season to determine whether market demand economically justifies the Highland Trails Pipeline project.  Southern Star will notify customers as soon as possible of its decision to proceed with the Highland Trails Pipeline project.  If sufficient interest is shown, Southern Star will conduct a binding Open Season, at which time binding precedent agreements for firm transportation service will be executed.  Subject to its ability to secure binding commitments from creditworthy entities that are sufficient, in Southern Star’s sole judgment, to make the project economically viable, Southern Star would file a Section 7(c) application seeking authority from FERC to construct the facilities.

“The Highland Trails Pipeline is an exciting project that will provide the natural gas industry with a strategic north-south connector between the Rockies and Fayetteville Shale supply basins, allow access to many more supply options with other pipeline interconnections, and enhance natural gas transportation service opportunities to LDC’s and municipalities in Missouri and Arkansas,” said Jerry Morris, President and Chief Executive Officer for Southern Star.

            Additional information regarding the project may be obtained by contacting Tim Meyer at (270) 852-4554, Philip Rullman at (270) 852-4440, or Jim Harder at (270) 852-4550. Interested parties may access Open Season information at: http://csi.sscgp.com/ under the “Open Season Information” tab in the Public Area of CSI.

About Southern Star Central Corp.

Southern Star Central Corp., headquartered in Owensboro, Kentucky, owns Southern Star Central Gas Pipeline, Inc. an interstate natural gas transmission system spanning approximately 6,000 miles in the Midwest and Mid-continent regions of the United States.  Southern Star’s pipeline facilities are located throughout Kansas, Oklahoma, Nebraska, Missouri, Wyoming, Colorado and Texas.  It serves major markets such as the Kansas City metropolitan area, Wichita, Kansas and the Joplin/Springfield, Missouri areas.